CONTACT:	FOR IMMEDIATE RELEASE
Bryan R. McKeag	December 3, 2014
Executive Vice President
Chief Financial Officer
(563) 589-1994
bmckeag@htlf.com

Heartland Financial USA, Inc. Expands Executive Management Team;
Names Bruce K. Lee President

Dubuque, Iowa, December 3, 2014- Heartland Financial USA, Inc. (NASDAQ: HTLF) announced today that the company is expanding its executive ranks with the addition of Bruce K. Lee, who will join the company in the newly-created position of President. Lynn B. Fuller, Heartland’s President, Chairman and CEO, will continue in the positions of Chairman and CEO.

Lee, who will join Heartland on January 2, 2015 from Fifth Third Bancorp, brings more than 30 years of experience in the banking industry. During his twelve years at Fifth Third, a $130 billion regional bank holding company headquartered in Cincinnati, Ohio, Lee held numerous leadership positions with progressive responsibilities. Most recently, he served as Executive Vice President and Chief Credit Officer, reporting directly to the CEO. During the recent credit crisis, he served as Executive Vice President and Director of the company’s special assets group. Additionally, he served as Executive Vice President, Commercial Banking Division Head and Affiliate Senior Commercial Banker. Previously, he served as President and CEO of a Fifth Third affiliate bank in northwestern Ohio where he managed sales and service functions for retail, commercial, residential mortgage and investments, along with the staff functions of finance, human resources and marketing.

Prior to Fifth Third, Mr. Lee served as an Executive Vice President and board member for Capital Bank, a community bank located in Sylvania, Ohio.

As President of Heartland, Lee will report to Lynn B. Fuller and will have oversight of a number of customer-facing business units. “We are delighted to welcome Bruce to our executive team,” stated Fuller. “As Heartland continues its steady growth in assets toward $10 billion and beyond, we recognize the need to add management talent. Bruce brings experience in managing the most important functions of a regional bank holding company, along with community banking experience as part of a management team that started and built Capital Bank into a $1 billion bank in ten years.”

-more-

A native of the Midwest, Lee complements his extensive banking experience with a dedication to community service. He has served as Trustee of the Cincinnati Orchestra, and held board positions for the Medical College of Ohio Foundation, Siena Heights University and the University of Findlay.

Added Fuller, “The addition of Bruce to the Heartland organization is consistent with our current strategy to add talent and experience from larger organizations. For example, Heartland has recently added new executives from regional banking companies with assets exceeding $20 billion. In the second quarter of 2014, we announced the addition of Kelly Johnson from Umpqua Bank to head our Private Client Services area and in 2013, we added Bryan McKeag from Associated Banc-Corp as our Chief Financial Officer.”

******
About Heartland Financial USA, Inc.
Heartland Financial USA, Inc. is a $5.9 billion diversified financial services company providing banking, mortgage, wealth management, investment, insurance and consumer finance services to individuals and businesses. Heartland currently has 76 banking locations in 56 communities in Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado, Minnesota, Kansas and Missouri and loan production offices in California, Nevada, Wyoming, Idaho, North Dakota, Oregon, Washington and Nebraska. Additional information about Heartland Financial USA, Inc. is available at www.htlf.com.

Safe Harbor Statement
This release, and future oral and written statements of Heartland and its management, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Heartland's financial condition, results of operations, plans, objectives, future performance and business. Although these forward-looking statements are based upon the beliefs, expectations and assumptions of Heartland's management, there are a number of factors, many of which are beyond the ability of management to control or predict, that could cause actual results to differ materially from those in its forward-looking statements. These factors, which are detailed in the risk factors included in Heartland's Annual Report on Form 10-K filed with the Securities and Exchange Commission, include, among others: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist threats and attacks and any acts of war, (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the potential impact of acquisitions, (viii) the loss of key executives or employees; (ix) changes in consumer spending; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. All statements in this release, including forward-looking statements, speak only as of the date they are made, and Heartland undertakes no obligation to update any statement in light of new information or future events.

# # #